Exhibit 99.1

TVI Corporation Appoints Lieutenant General Harley Hughes as Interim

President and CEO

Donald Yount to Serve as Interim COO; Company Announces Preliminary First-Quarter Results

GLENN DALE, MD – April 19, 2007 – TVI Corporation (NASDAQ: TVIN), a global supplier of first receiver and first responder products and provider of event shelter and equipment rentals, today announced that its board of directors has appointed Lieutenant General Harley Hughes as interim President and Chief Executive Officer and Don Yount as Senior Vice President and Chief Operating Officer, effectively immediately. Hughes has been a member of TVI’s board since 2003 and Yount has been a member of the TVI board since 2005. The board of directors has appointed a special committee dedicated to conducting a nationwide search for a permanent CEO.

TVI Corporation also announced that its President, Chief Executive Officer and board member Richard Priddy and Executive Vice President and board member Charles Sample have voluntarily resigned as officers and board members of the Company, effective immediately. TVI’s board has accepted the resignations of Priddy and Sample. Priddy served as TVI’s President and CEO, and director since 2002. Sample served in a variety of capacities within TVI since 1995.

“We are pleased that General Hughes has accepted the role of interim President and CEO of TVI,” said Mark N. Hammond, TVI Corporation’s Chairman of the Board. “TVI continues to maintain a strong market position in its core businesses and is focused on achieving profitable growth. The board is confident that TVI will benefit from the leadership of General Hughes and Mr. Yount during our executive search.”

General Hughes said, “I welcome the opportunity to work with TVI’s management team and employees to focus on the Company’s growth prospects and return on investment. TVI has a promising portfolio of products and services and I look forward to leading TVI in the interim and building long-term shareholder value.”

Preliminary First-Quarter 2007 Financial Results

For the first quarter of 2007 the Company expects to report revenue of approximately $14 million, compared with $9.3 million in the first quarter of 2006. The Company expects to report a net loss for the first quarter of 2007 in the range of $0.07 to $0.09 per share, compared with net income of $0.04 per diluted share in the first quarter of 2006.

TVI currently expects to announce its full first-quarter 2007 financial results in early May.

Background Information on New Executives

Lieutenant General Hughes (USAF retired), 71, has served as a member of TVI’s board of directors since 2003, including past service on the Company’s Audit, Corporate Governance and Compensation Committees. Since 1993, he has served as chairman of F&H 2, Inc., a consulting firm that develops strategies for predicting emerging weapons requirements in a changing political, budgetary and technological environment. During the late 1980’s, General Hughes served as both deputy chief of staff for plans and operations, headquarters U.S. Air Force, and the Air Force operations deputy to the Joint Chiefs of Staff, Washington, D.C. General Hughes is a member of the proxy board of Pinkerton Government Services, Inc., and serves on the boards at Aviation Technology Group, Inc. He also is an advisor to ManTech International Corporation. General Hughes holds a Bachelor of Science degree from Oklahoma State University and a Bachelor of Arts degree and a Master of Science degree from the University of Colorado.

Since 2005, Don Yount, 46, has served as a member of TVI’s board of directors. Prior to TVI, Yount was principal and chief financial officer of Mid-Atlantic Venture Funds, a partnership of four venture capital funds investing in businesses located in the Mid-Atlantic region. From October 1998 until joining Mid-Atlantic in 2001, Yount served in various executive positions with Advanced TelCom Group, a provider of integrated telephone services. Yount also has served in various senior financial positions with a number of technology and communications companies. He holds a Master of Business Administration degree and a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill. Yount is a Certified Public Accountant.

About TVI Corporation

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of first receiver and first responder products. These products include shelters, personal protection equipment and other products for homeland security, hospitals, the military, police and fire departments, and public health agencies. The Company designs, fabricates and markets products and systems both through distributors and directly to end-users and OEMs. Through its Signature Special Event Services business, TVI is now the leading full-service shelter and event equipment rental company serving the corporate, sporting, social, and government and defense industries.

The TVI designation is a trademark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should”, “anticipates”, “believes”, “expects”, “might result”, “estimates” and others. These forward-looking statements are based on information available to TVI as of the date hereof and involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; unanticipated costs or charges; the time and costs involved in the research, development, marketing and promotion for our products; the possible cancellation or non-fulfillment of existing orders or distributor commitments for our products; our ability to respond to customer needs and other changes in the counter-terrorism, military, public safety and first receiver and first responder communities; adverse changes in governmental regulations; our ability to maintain and manage our growth; difficulties in integrating the operations, technologies and products of any businesses we may acquire; general economic and business conditions; the possibility that our products contain unknown defects that could result in product liability claims; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation

George J. Roberts, Chief Financial Officer (301) 352-8800

Sharon Merrill Associates

Jim Buckley, Executive Vice President (617) 542-5300